Exhibit 99.1

Zenix Income Fund

Issues Statement

NEW YORK—(Business Wire)—September 21, 2005

Zenix Income Fund (ZIF) today issued the following statement:

The Fund has received information from Citigroup Asset Management (“CAM”) concerning Smith Barney Fund Management LLC (“SBFM”) and Salomon Brothers Asset Management Inc (“SBAM”), investment advisory companies that are a part of CAM. The Fund receives investment advisory and administrative services from SBFM. The information received from CAM is as follows:

On September 16, 2005, the staff of the Securities and Exchange Commission (the “Commission”) informed SBFM and SBAM that the staff is considering recommending that the Commission institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the Commission and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of the Fund and certain other funds. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.

SBFM and SBAM are cooperating with the Commission. Although there can be no assurance, SBFM and SBAM believe that these matters are not likely to have a material adverse effect on the Fund or the other funds or their ability to perform their respective investment advisory services relating to the Fund or the other funds.

The Commission staff’s recent notification will not affect the sale by Citigroup Inc. of substantially all of CAM’s worldwide business to Legg Mason, Inc., which Citigroup continues to expect will occur in the fourth quarter of this year.

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Contact:

Mary Athridge

Media Relations

Citigroup Asset Management

212-559-0104

Media Contact:

Bill Golden

Director—Closed-End Funds

Citigroup Asset Management

203-890-7015